EXHIBIT 2.2

DESCRIPTION OF RIGHTS OF EACH CLASS OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE EXCHANGE ACT

As of June 30, 2022, Hollysys Automation Technologies Ltd. had (i) its ordinary shares, US$0.001 par value each one, and (ii) its preferred share purchase rights registered under Section 12 of the Exchange Act. References herein to “we,” “us,” “our” and “Company” refer to Hollysys Automation Technologies Ltd.

Ordinary Shares

The following represents a summary of our ordinary shares and does not purport to be complete. It is subject to and qualified in its entirety by reference to our memorandum and articles of association. We encourage you to read our memorandum and articles of association, last amended and restated on January 7, 2021 (“Amended and Restated M&A”), listed as an exhibit to this report, as well as the applicable provisions of British Virgin Islands (“BVI”) law for additional information.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our Amended and Restated M&A authorizes the issuance of up to 190,000,000 shares, including 100,000,000 ordinary shares of US$0.001 par value each (the “Ordinary Shares”); and 90,000,000 preferred shares of US$0.001 par value each (the “Class A Preferred Shares”). As of June 30, 2022, there were 61,692,449 Ordinary Shares issued and outstanding. There were no Class A Preferred Shares issued and outstanding as of June 30, 2022. Our Ordinary Shares are listed on the Nasdaq Global Select Market under the trading symbol “HOLI.” Our Ordinary Shares may be held in either certificated or uncertificated form. We may issue registered shares only and are not authorized to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

None.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Dividends. Subject to the BVI Business Companies Act, as amended (the “Act”), our directors may, by resolution of directors, declare dividends and distributions by the Company to shareholders and authorize payment on the dividends or distributions so long as the directors are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due. Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if our Board so resolves, be forfeited and cease to remain owing by us. Our directors may, before authorizing any distribution, set aside out of our profits such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such investments as they may select.

The holder of each Ordinary Share has the right to an equal share in any distribution paid by the Company.

Voting Rights. Each share in the Company confers on the holder the right to one vote at a meeting of the shareholders of the Company or on any resolution of the shareholders of the Company.

Rights in the event of winding up. The holder of each Ordinary Share is entitled to an equal share in the distribution of the surplus assets of the Company on a winding up.

Redemption. We may generally purchase, redeem or otherwise acquire and hold our own shares, for such consideration as the directors consider fit without the consent of shareholders whose shares are to be purchased, redeemed or otherwise acquired.

Liability for Further Capital Calls. Shareholders are not obligated to make any further contributions to our share capital other than as agreed by the subscriber of the relevant shares on subscription. This provision means that holders of Ordinary Shares will not be obligated to make further contributions to our share capital.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

The rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class of shares whose rights are adversely affected by such variation. This is not a statutory requirement under the Act and has been imposed pursuant to the terms of the Amended and Restated M&A.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations on the right of any person, including non-residents or foreign persons, to own, or exercise voting rights with respect to, our securities imposed by BVI law or by our Amended and Restated M&A, other than with respect to our 2010 Rights Plan.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

While directors of the Company may be appointed by the shareholders or directors for such terms as may be determined at the time of such appointment, and may be removed by resolution of directors with or without cause, directors may not be removed by the shareholders except for cause.

Our unissued and unreserved shares, including unissued and unreserved preferred shares, are at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value of the shares being disposed of, and upon such terms and conditions as the directors may determine. While the issuance of preferred shares provides us with flexibility in connection with possible acquisitions or other corporate purposes, it could, among other things, have the effect of delaying, deferring or preventing a change of control transaction and could adversely affect the market price of our Ordinary Shares. We have no current plan to issue any preferred shares.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions governing the ownership threshold above which shareholder ownership must be publicly disclosed imposed by BVI law or by our memorandum and articles of association.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

BVI law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of BVI law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Protection for Minority Shareholders

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain “fiduciary” responsibilities to the minority shareholders. Corporate actions taken by majority and controlling shareholders that are unreasonable and materially detrimental to the interests of minority shareholders may be declared null and void. Minority shareholders may have less protection for their rights under BVI law than they would have under U.S. law.

Powers of Directors

Unlike most U.S. jurisdictions, the directors of a BVI company, generally, subject in certain cases to court’s approval but without shareholders’ approval, may implement the sale, transfer, exchange or disposition of any asset, property, part of the business, or securities of the company, with the exception that shareholder approval is required for the disposition of over 50% in value of the total assets of the company.

Conflict of Interests

Similar to the laws of most U.S. jurisdictions, when a director becomes aware of the fact that he or she has an interest in a transaction which we are to enter into, he or she must disclose it to our Board. However, with sufficient disclosure of interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into us may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of us, or do any other thing in his capacity as a director, that relates to the transaction.

Written Consent and Cumulative Voting

Similar to the laws of most U.S. jurisdictions, under the BVI law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting. BVI law does not make a specific reference to cumulative voting, and there is no provision authorizing cumulative voting under our Amended and Restated M&A. Many U.S. jurisdictions permit cumulative voting.

Takeover Provisions

On August 27, 2010, our Board adopted the Rights Plan that provides for the issuance of one Right for each of our outstanding ordinary shares. In September 2020, we adopted the Amended and Restated Rights Plan which amends and restates the Rights Plan in its entirety. The Amended and Restated Rights Plan extends the expiration date of the Rights Plan from September 27, 2020 to September 27, 2030, decreases the threshold of the triggering event from 20% to 15%, and includes certain modernizing changes to account for certain synthetic equity positions when determining the beneficial ownership of our shareholders. Pursuant to the Amended and Restated Rights Plan, subject to limited exceptions, upon (i) a person or group obtaining ownership of 15% or more of the aggregate total of our ordinary shares then issued and outstanding or (ii) the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the aggregate total of our ordinary shares then issued and outstanding, in each case, without the approval of our Board, each Right will entitle the holders, other than the acquiring person or group, to buy, at a purchase price of $160 one share of our Class A preferred shares (the “Class A Preferred Shares”). Holders are entitled to receive, in lieu of each Class A Preferred Share, ordinary shares having a market value at that time of twice the Right’s exercise price. Our board of directors is entitled to redeem the Rights at $0.001 per Right at any time before the Rights are exercisable. We refer to the person who acquired 15% or more of our outstanding ordinary shares as the “acquiring person.”

The Rights are designed to assure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, open market accumulations, undisclosed voting arrangements and other abusive or coercive tactics to gain control of our company or our board of directors without paying all shareholders a control premium. The Rights may cause substantial dilution to a person or group that acquires 15% or more of the aggregate total of outstanding ordinary shares on terms not approved by our board of directors.

Shareholder’s Access to Corporate Records

A shareholder is entitled, on giving written notice to us, to inspect our (i) Amended and Restated M&A; (ii) register of members; (iii) register of directors; and (iv) minutes of meetings and resolutions of members and of those classes of members of which the shareholder is a member.

Our directors may, if they are satisfied that it would be contrary to our interests to allow a member to inspect any document listed above (or any part thereof), refuse the member to inspect the document or limit the inspection of the document. Our Board may also authorize a member to review our company account if requested.

Indemnification

Under BVI law and our Amended and Restated M&A, we may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director; or (b) is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

To be entitled to indemnification, these persons must have acted honestly and in good faith and in what he believes to be the best interest of our company, and they must have had no reasonable cause to believe their conduct was unlawful. Furthermore, such a person must be indemnified by us if he has been successful in the defense of any proceedings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable under the U.S. law.

Mergers and Similar Arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the Act. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

Dissenter Rights

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder or where the proposed action is authorised by written consent of shareholders without meeting. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection or from whom written objection was not required, except those shareholders who voted for, or consented in writing to, the proposed action. Such shareholders then have 20 days to give their written election in the form specified by the Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of expiration date of the period within which shareholders may give their notices of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Under BVI law, shareholders are not entitled to dissenters’ rights in relation to liquidation.

Shareholders’ Suits

Similar to the laws of most U.S. jurisdictions, BVI law permits derivative actions against its directors. However, the circumstances under which such actions may be brought, and the procedures and defenses available may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company incorporated and/or existing in the United States.

The High Court of the BVI may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave, the High Court of the BVI must take into account (i) whether the shareholder is acting in good faith; (ii) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (iii) whether the proceedings are likely to succeed; (iv) the costs of the proceedings in relation to the relief likely to be obtained; and (v) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the court is satisfied that (i) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (ii) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the provisions of our Amended and Restated M&A, the Act and the rules of NASDAQ, without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

Subject to the provisions of the Amended and Restated M&A relating to changes in the rights of shareholders and the powers of directors in relation to shareholders, we may, by a resolution of shareholders, amend our memorandum of association to increase or decrease the number of shares authorized to be issued.

Debt Securities (Item 12.A of Form 20-F)

None.

Warrants and Rights (Item 12.B of Form 20-F)

With respect to the preferred share purchase rights granted by the Company to each holder of the Company’s common shares, see (i) “Item 10. Additional Information—B. Memorandum and Articles of Association—Takeover provisions” of the Company’s Form 20-F and (ii) Form 8-A (file no. 001-33602) and Amendment No. 1 to Form 8-A (file no. 001-33602) filed by the Company with the SEC on September 21, 2010 and September 25, 2020, respectively, and any subsequent amendments to Form 8-A the Company may file from time to time.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.